AMENDED AND RESTATED STOCKHOLDER AGREEMENT


     THIS AMENDED AND RESTATED STOCKHOLDER AGREEMENT (the "Agreement") is made as of March 31, 1998, by and among IT PARTNERS, INC., a Delaware corporation (the "Company"), DANIEL F. KLEIN ("Klein"), JAMIE BLECH ("Blech"), MARTIN F. KANDL and HAEYOUNG P. KANDL (collectively, "Kandl"), JOHN CLEMENT ("Clement"), STANLEY NICE ("Nice," together with Klein, Blech, Kandl, Clement and Nice are referred to, as the context requires, individually as an "Initial Stockholder" or collectively as the "Initial Stockholders"), any additional stockholders of the Company listed on the signature pages hereof (the "Subsequent Stockholders"), CREDITANSTALT CORPORATE FINANCE, INC., a Delaware corporation (together with any successor, assignee or transferee, the "Creditanstalt"), FF-ITP, L.P., a Delaware limited partnership ("FF-ITP"), INDOSUEZ IT PARTNERS (together with any successor, assignee or transferee, "Indosuez"), WACHOVIA CAPITAL ASSOCIATES, Inc., a Georgia corporation, (together with any successor, assignee or transferee, "Wachovia", which, together with the Creditanstalt, FF-ITP and Indosuez are, as the context requires, referred to herein individually as a "Purchaser" and collectively as the "Purchasers"). The Initial Stockholders, Subsequent Stockholders, and Purchasers shall be collectively referred to herein, as the context requires, as the "Stockholders."

                         W I T N E S E T H:

     WHEREAS, the Company, Klein, Blech, Kandl, Clement, Nice, Creditanstalt, and FF-ITP are parties to that certain Stockholder Agreement, dated as of May 30, 1997, as amended by the First Amendment to Stockholder Agreement dated as of July 11, 1997, as further amended by the Second Amendment to Stockholder Agreement dated as of October 17, 1997, as further amended by the Third Amendment to Stockholder Agreement dated as of October 27, 1997, as further amended by the Fourth Amendment to Stockholder Agreement dated as of October 31, 1997, as further amended by the Fifth Amendment to Stockholder Agreement dated as of December 16, 1997 (as amended, the "Original Stockholder Agreement"); and

     WHEREAS, the Company, Creditanstalt, FF-ITP, Indosuez, and Wachovia wish to enter into a Second Amended and Restated Preferred Stock and Warrant Purchase Agreement dated as of the date hereof (the "Purchase Agreement"), which provides for the issuance by the Company of its Series B Convertible Preferred Stock to Indosuez and Wachovia (the "Additional Equity Investments"); and

     WHEREAS, the Purchasers are willing to enter into and consummate the transactions contemplated by the Purchase Agreement only if, among other things, the Company and each Stockholder enter into, and perform under, this Agreement; and

     WHEREAS, the parties hereto wish to amend and restate the Original Stockholder Agreement in order to provide for the Additional Equity Investments and to make certain other changes set forth herein; and


     WHEREAS, each Stockholder owns beneficially and of record the number of shares or share equivalents of the issued and outstanding capital stock of the Company as set forth on Exhibit A attached hereto; and

     WHEREAS, the parties hereto acknowledge that the Company intends to continue to engage in a program of acquiring assets (including the stock or other ownership interests of Persons which are identified by the Company as acquisition targets) in consideration for the Company's Capital Stock and certain other consideration and acknowledge that each Person acquiring Capital Stock of the Company, and any successor, assignee or transferee of a Purchaser, will be required to execute a joinder agreement, in form and substance substantially similar to Exhibit B attached hereto, pursuant to which such person shall consent to be bound by all the terms and provisions hereof. Exhibit A shall be deemed automatically amended by the Stockholders to reflect the addition of a Subsequent Stockholder or a Purchaser pursuant to this Agreement;

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser, the Stockholders, and the Company, intending to be legally bound, agree as follows.


                             ARTICLE I
                            DEFINITIONS


     As used in this Agreement, the following terms have the meanings indicated.

     "Acquisition Stock". This term shall mean Common Stock of the Company issued subsequent to the Original Closing Date in consideration for the acquisition of all or substantially all the assets (including the stock or other ownership interests) of Persons that are identified by the Company as acquisition targets, provided that the Fair Market Value of such Common Stock as well as other consideration paid by the Company for such assets is not unreasonably disproportionate to the fair market value of the assets being acquired, as determined by the Company's Board of Directors or its executive committee.

     "Adjustment Event". Any event in which (a) the Company issues any shares of Capital Stock in an Adjustment Public Offering for consideration per share that exceeds the amount received per share by any Purchaser in connection with the exercise of the Call Option with respect to such Purchaser; (b) any Person acquires Capital Stock in connection with the acquisition of the beneficial ownership of more than fifty percent (50%) of the voting securities of the


Company, or acquires Capital Stock and the right to elect a majority of the members of the Company's board of directors for a consideration per share or unit that exceeds the amount received per share by any such Purchaser in connection with the exercise of such Call Option; (c) the Company sells all or a majority of its assets or revenue or income generating capacity for such amount of consideration that, if the Company were liquidated on the date that such sale is consummated, the holders of any class of Capital Stock would receive per share distributions exceeding the amount received per share by any such Purchaser in connection with the exercise of such Call Option; or (d) the Company participates in any merger, consolidation, reorganization, share exchange, recapitalization, or similar transaction or series of related transactions involving a change of control of the Company or disposition of all or a majority of its assets or revenue or income generating capacity, directly or indirectly, in which the holders of any class of Capital Stock receive per share consideration for, or distributions with respect to, their shares in an amount that exceeds the amount received per share by such Purchaser in connection with the exercise of such Call Option.

     "Adjustment Public Offering". Each public offering of shares of any class of Capital Stock pursuant to a registration statement filed with the Commission.

     "Affiliate". With respect to any Person, (a) a Person that, directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; (b) any Person of which such Person or such Person's spouse is an officer, director, security holder, partner, or, in the case of a trust, the beneficiary or trustee, and (c) any Person that is an officer, director, security holder, partner, or, in the case of a trust, the beneficiary or trustee of such Person. The term "control" as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. In addition, as to any Purchaser, "Affiliate" shall include any partnership a majority of the partners of which are officers, directors, employees or Affiliates of such Purchaser, and as to the Company, "Affiliate" shall not include any Purchaser or any Affiliate of any Purchaser.

     "Appraised Value". The value determined in accordance with the following procedures. For a period of thirty (30) days after the date of a Valuation Event (the "Negotiation Period"), the Purchasers and the Company agree to negotiate in good faith to reach agreement upon the Appraised Value of the securities or property at issue, as of the date of the Valuation Event, which will be the fair market value of such securities or property, without premium for control or discount for minority interests, illiquidity, or restrictions on transfer. In the event that the parties are unable to agree upon the Appraised Value of such securities or other property by the end of the Negotiation Period, then the Appraised Value of such securities or property will be determined for purposes of this Agreement by an Appraiser. An "Appraiser" shall be a recognized appraisal or investment firm with experience in making determinations of value of the type required to be made under this definition. If the Purchasers and the Company cannot agree on an Appraiser within thirty (30) days after the end of the Negotiation Period, the Company, on the one hand, and the Purchasers, on the other hand, shall each select an Appraiser within forty (40) days after the end of the Negotiation Period and those two Appraisers shall select within fifty (50) days after the end of the Negotiation Period an independent Appraiser to determine the fair market value of such securities or property, without premium for control or discount for

minority interests. Such independent Appraiser shall be directed to determine fair market value of such securities or property as soon as practicable, but in no event later than thirty (30) days from the date of its selection. The determination by an Appraiser of the fair market value will be conclusive and binding on all parties to this Agreement. Appraised Value of each share of Common Stock at a time when (i) the Company is not a reporting company under the Securities Exchange Act of 1934, as amended, and (ii) the Common Stock is not traded in the organized securities markets, will, in all cases, be calculated by determining the Appraised Value of the entire Company taken as a whole (plus the exercise price of all options, warrants and other rights to acquire Capital Stock of the Company having an exercise price per share less than the Fair Market Value of such Capital Stock) and dividing that value by the sum of (x) the number of shares of Common Stock then outstanding plus (y) the number of shares of Common Stock Equivalents, without premium for control or discount for minority interests, illiquidity, or restrictions on transfer. The costs of the Appraiser or Appraisers will be borne by the Company. In no event will the Appraised Value of the Common Stock or Other Securities be less than the per share consideration received or receivable with respect to the Common Stock or securities or property of the same class as the Other Securities, as the case may be, in connection with a pending transaction involving a sale, merger, recapitalization, reorganization, consolidation, share exchange, dissolution of the Company, sale or transfer of all or a majority of its assets or revenue or income generating capacity, or similar transaction. The prevailing market prices for any security or property will not be dispositive of the Appraised Value thereof.

     "Average Market Value". The average of the closing prices for the security in question for the thirty (30) trading days immediately preceding the date of determination.

     "Book Value". With respect to shares of Common Stock an amount equal to the quotient determined by dividing (a) the sum of (x) the total consolidated assets of the Company shown on the most recent regularly prepared consolidated balance sheet of the Company prior to the date of the Valuation Event in question minus (y) the total consolidated liabilities of the Company as shown on the most recent regularly prepared consolidated balance sheet of the Company prior to the date of the Valuation Event by (b) the aggregate number of shares of Common Stock and Common Stock Equivalents as of the date of the Valuation Event.

     "Business Combination Options". This term shall mean options to purchase Common Stock of the Company that (a) are issued to employees of the Company or of Subsidiaries of the Company hired after the Original Closing Date; (b) in the aggregate do not exceed 12% of the Acquisition Stock issued by the Company; and (c) have an exercise price equal to the Fair Market Value on the date such options are granted, giving effect to any such acquisition consummated on such date.

     "Buyer".  This term is defined in Section 6.02(a)(ii).

     "Call Option".  This term is defined in Section 5.01.

     "Call Option Closing".  This term is defined in Section 5.04.

     "Call Option Period".  This term is defined in Section 5.01.

     "Capital Stock".  As to any Person, its common stock and any other

capital stock of such Person authorized from time to time, and any other shares, options, interests, participations, or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock (including the Series A Preferred Stock and the Series B Preferred Stock), phantom stock, stock appreciation rights, convertible notes or debentures, stock purchase rights, and all agreements, instruments, documents, and securities convertible, exercisable, or exchangeable, in whole or in part, into any one or more of the foregoing.

     "Closing Date".  March 31, 1998.

     "Common Stock".  The common stock, $ .01 par value, of the Company.

     "Common Stock Equivalent". Any option, warrant, right, or similar security exercisable into, exchangeable for, or convertible to Common Stock.

     "Conversion Shares". Shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock.

     "Co-Sell Shares".  This term is defined in Section 6.02(d).

     "Co-Sellers".  This term is defined in Section 6.02(d).

     "Election Notice".  This term is defined in Section 6.02(b).

     "Event of Default". This term shall mean any default by the Company or a Stockholder (other than a Purchaser) under this Agreement and the failure to cure such default within thirty (30) days after notice of the same.

     "Excess Consideration". The amount that a Purchaser would have realized following the Adjustment Event had the Call Option not been exercised by the Company until such time, minus the amount that such Purchaser realized due to the exercise of the Call Option; provided, however, that the amount of Excess Consideration will in all events be deemed to be at least zero.

     "Exchange Common Stock".  This term is defined in Section 7.12.

     "Exchange Company".  This term is defined in Section 7.12.

     "Exchange Notice".  This term is defined in Section 7.12.

     "Fair Market Value".

     (a) As to securities regularly traded in the organized securities markets, the Average Market Value; and

     (b) As to all securities not regularly traded in the securities markets and other property, the fair market value of such securities or property as determined in good faith by disinterested members of the Board of Directors of the Company at the time it authorizes the transaction (a "Valuation Event") requiring a determination of Fair Market Value under this Agreement; provided, however, that, at the election of the Purchasers, or if there are no disinterested members of the Board of Directors of the Company, the Fair Market Value of such securities and other property will be the Appraised Value.

     "GAAP".  Generally accepted accounting principles, consistently applied.

     "Issuable Warrant Shares". Shares of Common Stock or Other Securities issuable on exercise of the Warrants.

     "Issued Warrant Shares". Shares of Common Stock or Other Securities issued on exercise of the Warrants.

     "Loan Agreement". This term shall mean that Amended and Restated Loan and Security Agreement, dated as of the Closing Date, between the Company, the Lenders named therein, Creditanstalt as the LC Issuer, Indosuez as the Co-Agent and Creditanstalt as the Administrative Agent and Collateral Agent (as such agreement may be amended, restated, supplemented or modified from time to time).

     "Loan Warrant Agreement". This term shall mean the Amended and Restated Warrant Agreement, dated as of December 16, 1997, between the Company and Creditanstalt (as such agreement may be amended, restated, supplemented or modified from time to time).

     "Loan Warrants." This term shall mean the stock purchase warrants issued pursuant to the Loan Warrant Agreement (in the percentages and to the extent, and subject to adjustment, as provided in the Loan Warrant Agreement) and all warrants issued upon the transfer or the division of, or in substitution for, such Loan Warrants.

     "Loan Warrant Shares". Shares of Common Stock or Other Securities issued on exercise of the Loan Warrants.

     "Major Stockholder".  This term is defined in Section 6.01.

     "New Securities". Any Capital Stock of the Company, other than Warrant Shares, Loan Warrant Shares and the Permitted Stock.

     "Notice of Sale".  This term is defined in Section 6.02(a).

     "Operating Cash Flow". This term shall mean, for any Person, for any period for which the same is computed, the sum of (a) such Person's net income
(loss) for such period, plus (b) such Person's interest expense for such period, plus (c) such Person's depreciation and amortization for financial reporting purposes for such period, plus (d) income tax expense for such period, computed in each case on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP.

     "Original Closing Date".  May 30, 1997.

     "Other Securities". Any stock, other securities, property, or other property or rights (other than Common Stock) that the Holders become entitled to receive upon exercise of the Warrants, including, but not limited to, the Series B Preferred Stock.

     "Permitted Stock". (a) Issuable or Issued Warrant Shares, Conversion Shares, Loan Warrant Shares and shares of the Company's Capital Stock issuable upon conversion thereof; (b) Capital Stock of the Company issued as a dividend on shares of the Company's Capital Stock or as a result of a stock split with respect thereto; (c) options and warrants granted (or for which the Board of Directors has approved the grants to specified individuals) as of the date hereof to purchase the Company's Capital Stock, and shares of the Company's Capital Stock issuable upon exercise thereof; (d) the Business Combination


Options, and shares of the Company's Capital Stock issuable upon exercise thereof; (e) options to be granted after the Original Closing Date to employees of the Company and its Subsidiaries to purchase up to 335,286 shares of Common Stock of the Company, at the exercise price not less than the Fair Market Value at the time of issuance of such options, and shares of the Company's Capital Stock issuable upon exercise thereof; (f) shares of Series A Preferred Stock issuable pursuant to the Purchase Agreement; (g) shares of Series B Preferred Stock issuable pursuant to the Purchase Agreement; (h) 103,093 shares of Common Stock issued to Christopher A. and Merrie Corbett (jointly) at an aggregate purchase price of $200,000; (i) solely for the purpose of Article II of this Agreement, Acquisition Stock; (j) 29,516 shares of Common Stock issuable to FF-ITP pursuant to the Purchase Agreement; (k) 29,516 shares of Common Stock issuable to Christopher A. and Merrie Corbett (jointly) at an aggregate purchase price of $100,000; (l) 14,758 shares of Common Stock issuable to Martin and Haeyoung Kandl (jointly) at an aggregate purchase price of $50,000; and (m) 1,001 shares of Common Stock issuable to Thomas Gardner at an aggregate purchase price of $3,390. The limits in clauses (e), (h), (j), (k), (l) and (m) shall be proportionately adjusted for dividends and other distributions payable in and for subdivisions and combinations of shares of Common Stock.

     "Person". This term will be interpreted broadly to include any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, company, institution, entity, party, or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body, or department of any of the foregoing).

     "Preferred Shares". The Series A Preferred Stock and Series B Preferred Stock.

     "Purchase Agreement". This term shall mean the Second Amended and Restated Preferred Stock and Warrant Purchase Agreement, dated as of the Closing Date, between the Company, the Purchasers, Klein and Blech (as such agreement may be amended, restated, supplemented or modified from time to time).

     "Purchaser".  This term is defined in the preamble.

     "Put Option".  This term is defined in Section 4.01.

     "Put Option Closing".  This term is defined in Section 4.05.

     "Put Option Period".  This term is defined in Section 4.01.

     "Put Price".  This term is defined in Section 4.02.

     "Put Shares". The Warrant Shares plus any other shares of Capital Stock owned from time to time by a Purchaser which were issued in respect of the Warrant Shares.

     "Registrable Securities". (a) The Issuable Warrant Shares, (b) the Issued Warrant Shares, (c) the Preferred Shares and (d) the Conversion Shares that, in each case, have not been previously sold to the public.

     "Regulated Holder". Any Purchaser or any Affiliate of any Purchaser subject to the provisions of (a) the Bank Holding Company Act of 1956, as

amended; (b) Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. part 225), or (c) any law, rule or regulation that is a successor to either of the foregoing; provided that a "Regulated Holder" shall not include a Purchaser or an Affiliate of a Purchaser that is a small business investment company licensed by the Small Business Administration.

     "Related Party". An entity wholly owned by a Selling Stockholder or one or more Related Parties, or an Affiliate of a Selling Stockholder.

     "Selling Stockholder".  This term is defined in Section 6.02.

     "Securities Act". The Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Series A Preferred Stock". Series A Preferred Stock, $.01 par value, of the Company having the rights, restrictions, privileges and preferences of the series of preferred stock designated as "Series A Preferred Stock" set forth in the Certificate of Incorporation of the Company.

     "Series B Preferred Stock". Series B Preferred Stock, $.01 par value, of the Company having the rights, restrictions, privileges and preferences of the series of preferred stock designation as "Series B Preferred Stock" set forth in the Certificate of Incorporation of the Company.

     "Stockholder".  This term is defined in the preamble.

     "Subsequent Stockholder".  This term is defined in the preamble.

     "Subsidiary". Each Person of which or in which the Company or its other Subsidiaries own directly or indirectly fifty percent (50%) or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors or equivalent body of such Person, if it is a corporation or similar person; (ii) the capital interest or profits interest of such Person, if it is a partnership, joint venture, or similar entity; or (iii) the beneficial interest of such Person, if it is a trust, association, or other unincorporated organization.

     "Valuation Amount" shall mean, as of any date, the greater of (x) zero or
(y) an amount equal to Operating Cash Flow for the most recently ended twelve months preceding the date of determination multiplied by six (6), less the principal amount of Indebtedness of the Company on such date of determination, plus the aggregate amount of cash and/or cash equivalents held by the Company on such date of determination.

     "Valuation Event". This term is defined in the definition of Fair Market Value.

     "Warrants". All warrants issued pursuant to the Purchase Agreement (in the percentages and to the extent, and subject to adjustment, as provided in the Purchase Agreement) and all Warrants issued upon the transfer or the division of, or in substitution for, such Warrants.

     "Warrant Shares".  The Issuable Warrant Shares and the Issued Warrant
Shares.


                                ARTICLE II
                    STOCKHOLDERS' PREEMPTIVE RIGHTS


     2.01 Preemptive Rights. The Company will not issue or sell any New Securities without first complying with this Article II. The Company hereby grants to each Stockholder the preemptive right to purchase, pro rata, all or any part of the New Securities that the Company may, from time to time, propose to sell or issue. Each Stockholder's pro rata share for purposes of
Article II is the ratio that the number of shares of Common Stock owned of record by or issuable to such Stockholder upon full exercise of all outstanding options, warrants or other rights to acquire Common Stock or securities convertible into Common Stock and full conversion of all securities convertible into Common Stock, all calculated immediately prior to the issuance of the New Securities, bears to the total number of shares of Common Stock then outstanding assuming full exercise or conversion, as the case may be, of all outstanding securities exercisable for or convertible into Common Stock.

     2.02 Notice. In the event the Company proposes to issue or sell New Securities, it will give each Stockholder written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue or sell the New Securities. Each Stockholder will have ten (10) days from the date of receipt of any such notice and such information as such Stockholder may reasonably request to facilitate such Stockholder's investment decision to agree to purchase up to such Stockholder's pro rata share of the New Securities for the price (valued at Fair Market Value for any noncash consideration) and upon the terms specified in the notice by giving written notice to the Company stating the quantity of New Securities agreed to be purchased.

     2.03 Allocation of Unsubscribed New Securities. In the event a Stockholder fails to exercise such preemptive right within such ten (10) day period, the other Stockholders, if any, will have an additional five (5) day period to purchase such Stockholder's portion not so agreed to be purchased in the same proportion in which such other Stockholders were entitled to purchase the New Securities (excluding for such purposes such nonpurchasing Stockholder). Thereafter, the Company will have ninety (90) days to sell the New Securities not elected to be purchased by the Stockholders at the same price and upon the same terms specified in the Company's notice described in
Section 2.02. In the event the Company has not sold the New Securities within such ninety (90) day period, the Company will not thereafter issue or sell any New Securities without first offering such securities in the manner provided above.

                                ARTICLE III
                                DILUTION FEE


     In the event that, during the term of the Warrants, the Company pays any cash dividend or makes any cash distribution to any holder of any class of its Capital Stock with respect to such Capital Stock, each holder of the Warrants will be entitled to receive in respect of its Warrant a dilution fee in cash (the "Dilution Fee") on the date of payment of such dividend or distribution, which Dilution Fee will be equal to the difference between (a) the highest amount per share paid to any class of Capital Stock times the number of Issuable Warrant Shares then owned by such holder, and (b) the amount of such dividend or distribution otherwise paid to such holder as a result of its ownership of Capital Stock. This provision shall not apply to the payment of cash dividends on the Series A Preferred Stock.

                                 ARTICLE IV
                                 PUT OPTION


     4.01 Grant of Option. The Company hereby grants to each Purchaser an option to sell to the Company, and the Company is obligated to purchase from each Purchaser under such option (the "Put Option"), all (or such portion as is designated by any such Purchaser pursuant to Section 4.03 below) of the Put Shares owned by such Purchaser. The Put Option will be effective at any time or times after the five-year and six-month anniversary of the date of issuance of such Put Shares, or at any time or times after the occurrence of the following events (the "Put Option Period").

     (a) Subject to such Purchaser obtaining any required consents or waivers under the Loan Agreement, a merger, consolidation, share exchange, or similar transaction involving the Company, as a result of which stockholders of the Company immediately prior to such acquisition possess a minority of the voting power of the acquiring entity immediately following such acquisition, or sale in one or more related transactions of all or a substantial portion of the assets, business, or revenue or income generating operations of the Company or any substantial change in the type of business conducted by the Company; or

     (b) After the occurrence and during the continuance of an Event of Default or any failure of the Company in any material respect to perform or comply with any of its obligations hereunder; provided, however, that the Put Option Period will continue with respect to such Event of Default or other failure, even after the same has been cured, if notice of exercise of the Put Option by such Purchaser is provided pursuant to this Article IV during the continuance of such Event of Default or such other failure, as the case may be.

     4.02 Put Price. In the event that any Purchaser exercises the Put Option, the price (the "Put Price") to be paid to each such Purchaser pursuant to this Agreement will be cash in the sum of the amount determined by multiplying the higher of (a) the Book Value or (b) the Fair Market Value per share of Common Stock as of the end of the month immediately preceding the date notice is given of the exercise of the Put Option pursuant to Section
4.03 times the number of shares of Common Stock which were issued upon exercise of the Warrants for which the Put Option is being exercised by such Purchaser plus the higher of (a) the Book Value or (b) the Fair Market Value
of the Other Securities issuable upon exercise of the portion of the Warrants subject to the Put Option.

     4.03 Exercise of Put Option. The Put Option may be exercised during the Put Option Period with respect to all or any portion of the Put Shares. Such option shall be exercised by such Purchaser giving notice to the Company and each other Purchaser during the Put Option Period of the Purchaser's election to exercise the Put Option, and the date of the Put Option Closing, which will be not less than fifteen (15) nor more than ninety (90) days after the date of such notice. The Company will provide each Purchaser desiring to exercise its Put Option the name and address of each other Purchaser. Notwithstanding the foregoing, if a Purchaser receives such notice of another Purchaser's exercise of such other Purchaser's Put Option, the Purchaser receiving such notice may elect to exercise its Put Option and designate a Put Option Closing simultaneous and pari passu with that of such other Purchaser.

     4.04 Certain Remedies. In the event that the Company defaults in its obligation to purchase all or any portion of the Put Shares upon exercise of the Put Option, in addition to any other rights or remedies of each Purchaser, the unpaid portion of the Put Price will bear interest at the lesser of (a) eighteen percent (18%) per annum, compounded monthly, or (b) the highest rate permitted by applicable law. The Company will, upon the request of any Purchaser, execute and deliver to such Purchaser a promissory note in form and substance satisfactory to such Purchaser evidencing such obligation.

     4.05 Put Option Closing. The closing for the purchase and sale of all or such portion of the Put Shares as to which the Purchaser has notified the Company of its intention to exercise the Put Option, will take place at the office of the Company on the date specified in such notice of exercise (a "Put Option Closing"). At any Put Option Closing, to the extent applicable, the Purchaser of the Put Shares will deliver the certificate or certificates evidencing the Put Shares being purchased, duly endorsed in blank. In consideration therefor, the Company will deliver to the Purchaser the Put Price, which will be payable in cash.


                               ARTICLE V
                               CALL OPTION


     5.01 Grant of Option. Each Purchaser hereby severally grants to the Company an option to require such Purchaser to sell to the Company, and each Purchaser is obligated to sell to the Company under this option (the "Call Option"), all (but not less than all) of the Warrants and Warrant Shares issued to such Purchaser. The Call Option will be effective after the tenth
(10th) anniversary of the Original Closing Date (the "Call Option Period").

     5.02 Call Price. In the event that the Company exercises the Call Option, the exercise price to be paid in cash to each Purchaser will be equal to the Put Price determined in accordance with Section 4.02, except that the Call Option will be exercised with respect to all of the Warrants and all Warrant Shares, and will be increased by an amount in cash equal to any Excess Consideration received within one year following the exercise of the Call Option.

     5.03 Exercise of Call Option. The Call Option may be exercised during the Call Option Period with respect to all of the Warrants and the Warrant

Shares of the Purchasers, by the Company giving notice to each Purchaser during the Call Option Period of the election of the Company to exercise the Call Option, and the date of the Call Option Closing (as defined below), which in all events will be within at least ten (10) days after the date of such notice.

     5.04 Call Option Closing. The closing for the purchase and sale of all of the Warrants and Warrant Shares that the Company has elected to purchase under this Agreement, will take place at the office of the Company, on the date specified in such notice of exercise (the "Call Option Closing"). At the Call Option Closing, the Purchasers will deliver the Warrants and the certificate or certificates representing the Warrant Shares, duly endorsed in blank. In consideration therefor, the Company will deliver to each Purchaser the purchase price, which will be payable in immediately available funds.


                               ARTICLE VI
                      FIRST REFUSAL AND CO-SALE RIGHTS


     6.01 Rights of Co-Sale. In the event that any Initial Stockholder or Subsequent Stockholder owning more than one percent (1%) of the Capital Stock (including all Issued Warrant Shares) of the Company (a "Major Stockholder") intends to sell or transfer, directly or indirectly, any shares of any class of Capital Stock held by it to any Person other than a Related Party, each Purchaser will have the right to participate in such sale or transfer on the terms set forth in this Article VI; provided, however, none of the provisions of this Agreement will apply to any sale by a Major Stockholder of shares of Capital Stock (a) pursuant to Rule 144 promulgated under the Securities Act;
(b) in a bona fide underwritten public offering under the Securities Act, so long as all Purchasers have had an opportunity to participate in such offering pursuant to the registration rights under this Agreement or under the Loan Warrant Agreement; or (c) pursuant to the exercise of the Company's repurchase options under those Stock Repurchase Agreements dated May 30, 1997, between the Company and each of Daniel F. Klein and Jamie Blech.

     6.02 Method of Electing Sale: Allocation of Sales. No sale or transfer by any Initial Stockholder or Subsequent Stockholder of any shares of Capital Stock will be valid unless the transferee of such Capital Stock first agrees in writing to be bound by the same terms and conditions that apply to the Initial Stockholder or Subsequent Stockholder under this Agreement. In addition, before any shares of Capital Stock held, directly or indirectly, by any Major Stockholder may be sold or transferred to a Person other than a Related Party, the Major Stockholder (as such, the "Selling Stockholder") will comply with the following provisions:

          (a) The Selling Stockholder will deliver or cause to be delivered a written notice (the "Notice of Sale") to each Purchaser at least fifteen (15) days prior to making any such sale or transfer. The Company agrees to provide the Selling Stockholder with a list of the names and addresses of each such Purchaser for such purpose. The Notice of Sale will include (i) a statement of the Selling Stockholder's bona fide intention to sell or transfer; (ii) the name and address of the prospective transferee (the "Buyer"); (iii) the number of shares of Capital Stock of the Company to be sold or transferred; (iv) the terms and conditions of the contemplated sale or transfer; (v) the purchase price in cash that the Buyer will pay for such shares of Capital Stock; (vi) the expected closing date of the transaction; and (vii) such other information

       as the Purchasers may reasonably request to facilitate their decision as to whether or not to exercise the rights granted by this Article VI.

          (b) Any Purchaser receiving the Notice of Sale may elect to participate in the contemplated sale or transfer by exercising either (i) its right of first refusal to purchase such Capital Stock pursuant to Section 6.02(c) or (ii), its right to co-sell its Capital Stock pursuant to Section 6.02(d). Either of such rights may be exercised in the sole discretion of the Purchaser by delivering a written notice (an "Election Notice") to the Company and the Selling Stockholder within fifteen (15) days after receipt of such Notice of Sale stating the election of the Purchaser to exercise either its right of first refusal pursuant to Section 6.02(c) or its right of co-sale pursuant to Section 6.02(d).

          (c) Each Purchaser may elect to treat the Notice of Sale as an irrevocable offer to sell to the Purchaser up to its pro rata share (determined in accordance with the following sentence, and including the pro rata share of Capital Stock not purchased by other Purchasers) of the number of shares of Capital Stock proposed to be sold to the Buyer on the same per share terms and conditions as stated in the Notice of Sale. Each Purchaser's pro rata share for purposes of Article VI is the ratio that the number of shares of Common Stock issuable to such Purchaser upon exercise of its Warrants and conversion of its shares of Series B Preferred Stock, plus the number of shares of Common Stock that are Issued Warrant Shares or Conversion Shares, owned by such Purchaser, bears to the sum of (x) the total number of shares of Common Stock then outstanding, plus (y) the number of shares of Common Stock issuable upon exercise of all Warrants and conversion of all Series B Preferred Stock. Such offer will remain open for a period of fifteen
(15) days from delivery to the Purchaser of the Election Notice. Within such fifteen (15) day period, the Purchaser may elect to accept such offer in whole or in part by delivering to the Selling Stockholder written notice of its irrevocable election to accept such offer. If the Purchaser irrevocably accepts such offer, the closing of the purchase and sale will occur on or before the twentieth (20th) business day following delivery of the notice of acceptance. At such closing, the Purchaser will deliver the consideration payable to the order of the Selling Stockholder, against delivery by the Selling Stockholder of the Capital Stock being so purchased, free and clear of all liens, claims, and encumbrances, other than this Agreement, endorsed in good form for transfer to the Purchaser or its designees. If a Purchaser does not accept such offer within the fifteen (15) day period specified above, the offer to such Purchaser will be deemed to have been rejected, and the Selling Stockholder, subject to Section 6.02(d), will be free to sell or transfer such Capital Stock not purchased by the Purchasers to the Buyer on the same terms set forth in the Notice of Sale within ninety (90) days of the expiration of such fifteen (15) day period. If the sale to the Buyer is not so consummated, the terms of this Article VI will again be applicable to any sale or transfer of Capital Stock by the Selling Stockholder.

          (d) Each Purchaser may elect to sell or transfer in the contemplated transaction up to the total of the number of shares of Capital Stock then held by it (including the Issuable Warrant Shares). Promptly after the receipt of an Election Notice exercising such right, the Selling Stockholder will use its best efforts to cause the Buyer to amend its offer so as to provide for the Buyer's purchase, upon the same terms and conditions as those contained in the Notice of Sale, of all of the shares of Capital Stock (including the Issuable Warrant Shares) elected to be sold (the "Co-Sell Shares") in such Election Notices. In the event that the Buyer is unwilling to amend its offer to purchase all of the Co-Sell Shares in addition to the shares of Capital Stock

       described in the related Notice of Sale, if the Selling Stockholder desires to proceed with the sale, the total number of shares that such Buyer is willing to purchase will be allocated to the Selling Stockholder and each Purchaser having given an Election Notice exercising its right pursuant to this Section 6.02(d) (the "Co-Sellers") in proportion to the aggregate number of shares of Capital Stock (including Issuable Warrant Shares) held by each such Person; provided, however, that no such Person will be so allocated a number of shares greater than the number of shares that it has sought to sell to such Buyer in the related Notice of Sale or Election Notice. All Capital Stock sold or transferred by the Selling Stockholder and the Co-Sellers with respect to a single Notice of Sale under Section 6.02(b) will be sold or transferred to the Buyer in a single closing on the terms described in such Notice of Sale, and each such share will receive the same per share consideration. In the event that the Buyer for whatever reason, declines to purchase any shares from any Purchaser delivering an Election Notice, then (x) the Selling Stockholder will not be permitted to sell or transfer any shares of Capital Stock to such Buyer and (y) the shares of Capital Stock of the Selling Stockholder that were to have been sold or transferred to the Buyer will be subject to the Purchasers' right of first refusal pursuant to Section 6.02(c) for a period of fifteen (15) days thereafter on the terms and conditions that the Buyer would have purchased such shares of Capital Stock from the Selling Stockholder had it not declined to purchase shares from the Co-Seller under this Section 6.02(d).

     6.03 Sales to Related Parties. No sale or transfer of shares of Capital Stock by the Stockholder to a Related Party will be subject to the provisions of Section 6.02; provided. however that such Related Party first agrees to assume the obligations of the Initial Stockholder or Subsequent Stockholder (without relieving the Initial Stockholder or Subsequent Stockholder of any obligations under this Agreement) under this Agreement with respect to the shares of Capital Stock thereby acquired by it and to be bound by the same terms and conditions that apply to the Initial Stockholder or Subsequent Stockholder under this Agreement in a written joinder agreement in a form and substance satisfactory to the Purchasers.


                             ARTICLE VII
                               LIQUIDITY


     7.01 Required Registration. At any time after the earlier of May 1, 2002, and six (6) months after the effective date of the initial public offering of the Company's Capital Stock, each Purchaser may, upon not more than two (2) occasions, for each such Purchaser, make a written request to the Company requesting that the Company effect the registration of a certain number of Registrable Securities pro rata for the accounts of the Purchasers based upon the number of Registrable Securities held by them. After receipt of any such a request, the Company will, as soon as practicable, notify all Purchasers of such request and use its best efforts to effect the registration of all Registrable Securities that the Company has been so requested to register for sale, all to the extent required to permit the disposition (in accordance with the intended method or methods thereof) of the Registrable Securities so registered. In no event, other than under Section 7.13, will any Person other than a Purchaser and Persons having registration rights under the Loan Warrant Agreement be entitled to include any shares of Capital Stock in any registration statement filed pursuant to this Section 7.01. If the managing underwriter or underwriters, if any, of the offering of the Registrable Securities for which registration has been demanded advises the

       Purchasers that the success of the offering would be materially and adversely affected by the inclusion of all the Registrable Securities for which registration has been demanded, then the amount of securities to be registered for the accounts of the Purchasers shall be reduced pro rata based upon the Registrable Securities held by the Purchasers.

     7.02 Incidental Registration. If the Company at any time proposes to file on its behalf or on behalf of any of its security holders a registration statement under the Securities Act on any form (other than a registration statement on Form S-4 or S-8 or any successor form unless such forms are being used in lieu of or as the functional equivalent of, registration rights) for any class that is the same or similar to Registrable Securities, it will give written notice setting forth the terms of the proposed offering and such other information as the Purchasers may reasonably request to all holders of Registrable Securities at least thirty (30) days before the initial filing with the Commission of such registration statement, and offer to include in such filing such Registrable Securities as any Purchaser may request. Each Purchaser desiring to have Registrable Securities registered under this
Section 7.02 will advise the Company in writing within thirty (30) days after the date of receipt of such notice from the Company, setting forth the amount of such Registrable Securities for which registration is requested. The Company will thereupon include in such filing the number of Registrable Securities for which registration is so requested, and will use its best efforts to effect registration under the Securities Act of such Registrable Securities.

     Notwithstanding the foregoing, if the managing underwriter or underwriters, if any, of such offering deliver a written opinion to each Purchaser that the success of the offering would be materially and adversely affected by the inclusion of the Registrable Securities requested to be included, then the amount of securities to be offered for the accounts of Purchasers will be reduced first by reducing securities being offered for the account of Persons other than the Purchasers, Persons having registration rights under the Loan Warrant Agreement and the Company, and second by reducing the Registrable Securities being offered pro rata (according to the Registrable Securities held by each Purchaser and securities being registered by Persons having registration rights under the Loan Warrant Agreement) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters.

     7.03 Form S-3 Registrations. In addition to the registration rights provided in Sections 7.01 and 7.02 above, if at any time the Company is eligible to use Form S-3 (or any successor form) for registration of secondary sales of Registrable Securities, any Purchaser may request in writing that the Company register shares of Registrable Securities on such form. Upon receipt of such request, the Company will promptly notify all Purchasers in writing of the receipt of such request and each such Purchaser may elect (by written notice sent to the Company within thirty (30) days of receipt of the Company's notice) to have its Registrable Securities included in such registration pursuant to this Section 7.03. Thereupon, the Company will, as soon as practicable, use its best efforts to effect the registration on Form S-3 of all Registrable Securities that the Company has so been requested to register by such Purchaser for sale. The Company will use its best efforts to qualify and maintain its qualification for eligibility to use Form S-3 for such purposes. Notwithstanding this Section 7.03, the Company shall not be obligated to effect any such registration if (a) the Purchasers, together with the holders of any other securities of the Company entitled to inclusion in

       such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $250,000, or (b) the Company already shall have made two registrations on Form S-3 within the 12-month period immediately preceding the request. Notwithstanding the foregoing, nothing herein shall restrict, prohibit, or limit in any way a Purchaser's ability to exercise its registration rights under Sections 7.01 or 7.02 hereof.

     7.04 Rule 144 Availability. Notwithstanding the foregoing, the Company will not be obligated to register the Registrable Securities of any particular Purchaser as to which counsel acceptable to such Purchaser renders an opinion in form and substance satisfactory to the Purchaser to the effect that such Purchaser's Registrable Securities are freely saleable without limitation as to volume, manner of sale, or otherwise within a single three-month period under Rule 144 under the Securities Act.

     7.05 Registration Procedures. In connection with any registration of Registrable Securities under this Article VII, the Company will, as soon as practicable:

          (a) prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become and remain effective until the earlier of such time as all Registrable Securities subject to such registration statement have been disposed of or the expiration of one hundred eighty (180) days;

          (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement until the earlier of such time as all of such Registrable Securities have been disposed of or the expiration of one hundred eighty (180) days (except with respect to registrations effected on Form S-3 or any successor form, as to which no such period shall apply);

          (c) furnish to each Purchaser such number of copies of the registration statement and prospectus (including, without limitation, a preliminary prospectus) in conformity with the requirements of the Securities Act (in each case including all exhibits) and each amendment or supplement thereto, together with such other documents as any Purchaser may reasonably request;

          (d) use its best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as each Purchaser reasonably requests, and do such other acts and things as may be reasonably required of it to enable such Purchaser to consummate the disposition in such jurisdiction of the securities covered by such registration statement;

          (e) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securities holders, as soon as practicable, an earnings statement covering the period of at least twelve months beginning with the first month after the effective date of such registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act;

          (f) provide and cause to be maintained a transfer agent and registrar for Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

          (g) if requested by the underwriters for any underwritten offering of Registrable Securities on behalf of a Purchaser pursuant to a registration requested under Section 7.01, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, provisions with respect to indemnities and contribution as are reasonably satisfactory to such underwriters and the Purchasers; the Purchasers on whose behalf Registrable Securities are to be distributed by such underwriters will be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, will also be made to and for the benefit of such Purchaser; and no Purchaser will be required by the Company to make any representations or warranties to or agreements with the Company or the underwriters other than reasonable and customary representations, warranties, or agreements regarding such Purchaser, such Purchaser's Registrable Securities, such Purchaser's intended method or methods of disposition, and any other representation required by law;

          (h) furnish, at the written request of any Purchaser, on the date that such Registrable Securities are delivered to the underwriters for sale pursuant to such registration, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) an opinion in form and substance reasonably satisfactory to such Purchasers, and addressing matters customarily addressed in underwritten public offerings, of the counsel representing the Company for the purposes of such registration (who will not be an employee of the Company and who will be satisfactory to such Purchasers), addressed to the underwriters, if any, and to the selling holders; and (ii) a letter (the "comfort letter") in form and substance reasonably satisfactory to such Purchasers, from the independent public accountants of the Company, addressed to the underwriters, if any, and to the selling Purchasers making such request (and, if such accountants refuse to deliver the comfort letter to such Purchasers, then the comfort letter will be addressed to the Company and accompanied by a letter from such accountants addressed to such Purchasers stating that they may rely on the comfort letter addressed to the Company); and

          (i) during the period when the registration statement is required to be effective, notify each selling Purchaser of the happening of any event as a result of which the prospectus included in the registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     It will be a condition precedent to the obligation of the Company to take any action pursuant to this Article VII in respect of the Registrable

       Securities that are to be registered at the request of any Purchaser that such Purchaser furnish to the Company such information regarding the Registrable Securities held by such Purchaser and the intended method of disposition thereof as is legally required in connection with the action taken by the Company. The managing underwriter or underwriters, if any, for any offering of Registrable Securities to be registered pursuant to Section 7.01 or 7.03 will be selected by the holders of a majority of the Registrable Securities being so registered.

     7.06 Allocation of Expenses. Except as provided in the following sentence, the Company will bear all expenses arising or incurred in connection with any of the transactions contemplated by this Article VII, including, without limitation, (a) all expenses incident to filing with the National Association of Securities Dealers, Inc.; (b) registration fees; (c) printing expenses; (d) accounting and legal fees and expenses; (e) expenses of any special audits or comfort letters incident to or required by any such registration or qualification; and (f) expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such registration or qualification. Each Purchaser will severally bear the expense of its underwriting fees, discounts, or commissions relating to its sale of Registrable Securities.

     7.07 Listing on Securities Exchange. If the Company lists any shares of Capital Stock on any securities exchange or on the National Association of Securities Dealers, Inc. Automated Quotation System or similar system, it will, at its expense, list thereon, maintain and, when necessary, increase such listing of, all Registrable Securities.

      7.08     Holdback Agreements.

          (a) If any registration pursuant to Section 7.02 is in connection with an underwritten public offering, each Purchaser agrees, if so required by the managing underwriter, not to effect any public sale or distribution of Registrable Securities (other than as part of such underwritten public offering) during the period beginning seven (7) days prior to the effective date of such registration statement and ending on the one hundred eightieth (180th) day after the effective date of such registration statement; provided, that each Stockholder and each Person that is an officer, director, or beneficial owner of five percent (5 %) or more of the outstanding shares of any class of Capital Stock enters into such an agreement.

          (b) The Company and the Stockholders agree (i) not to effect any public sale or distribution during the period seven (7) days (or such longer period as may be prescribed by Rule 10b-6 under the Exchange Act) prior to the effective date of the registration statement employed in any underwritten public offering and ending on the one hundred eightieth (180th) day after any such registration statement contemplated by Sections 7.01 or 7.03 has become effective, except as part of such underwritten public offering pursuant to such registration statement, and (ii) use their best efforts to cause each holder of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities, in each case purchased from the Company at any time after the date of this Agreement (other than in a public offering), to agree not to effect any such public sale or distribution of such securities during such period.

     7.09 Rule 144. At all times, the Company will take such action as any Purchaser or Initial Stockholder may reasonably request, all to the extent required from time to time to enable such Purchaser or Initial Stockholder to

       sell shares of Registrable Securities or other common stock without registration pursuant to and in accordance with (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation adopted by the Commission. Upon the request of any Purchaser or Initial Stockholder, the Company will deliver to such Purchaser or Initial Stockholder a written statement as to whether it has complied with such requirements.

     7.10 Rule 144A. The Company agrees that, upon the request of any Purchaser or any prospective purchaser of a Warrant, Warrant Shares, Preferred Shares or Conversion Shares designated by a Purchaser, the Company will promptly provide (but in any case within fifteen (15) days of a request) to such Purchaser or potential purchaser, the following information:

          (a) a brief statement of the nature of the business of the Company and any Subsidiaries and the products and services they offer;

          (b) the most recent consolidated balance sheets and profit and losses and retained earnings statements, and similar financial statements of the Company for such part of the two preceding fiscal years prior to such request as the Company has been in operation (such financial information will be audited, to the extent reasonably available); and

          (c) such other information about the Company, any Subsidiaries, and their business, financial condition, and results of operations as the requesting Purchaser or purchaser of such Warrants, Warrant Shares, Preferred Shares or Conversion Shares requests in order to comply with Rule 144A, as amended, and the antifraud provisions of the federal and state securities laws.

The Company hereby represents and warrants to any such requesting Purchaser and any prospective purchaser of Warrants, Warrant Shares, Preferred Shares or Conversion Shares from such holder that the information provided by the Company pursuant to this Section 7.10 will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     7.11 Limitations on Subsequent Registration Rights. Except for the registration rights under the Loan Warrant Agreement, from and after the date of this Agreement, the Company will not, without the prior written consent of the Purchasers, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 7.01, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders that is included or (b) to make a demand registration that could result in such registration statement being declared effective prior to the effectiveness of the first registration statement effected under Section 7.01 or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 7.01.

     7.12 Exchange Rights. At the option of any Purchaser, any such Purchaser may exchange its Warrant or Warrant Shares for fully paid and nonassessable shares (calculated as to each exchange to the nearest one-thousandth (1/1000) of a share and rounded upward) of common stock of any Affiliate or Subsidiary of the Company that on the date of receipt of the

       Exchange Notice has a class of capital stock registered under section
12 of the Exchange Act or within one year and 120 days will have a class of capital stock so registered (such Affiliate or Subsidiary will be referred to in this Agreement as the "Exchange Company" and the common stock of such Affiliate or Subsidiary will be referred to in this Agreement as "Exchange Common Stock"). Each $1,000 worth of Warrants or Warrant Shares (valued at Fair Market Value on the date the Exchange Notice was sent), will be exchangeable for $1,000 worth of Exchange Common Stock (valued at Fair Market Value on the date that the Exchange Notice was sent). To exchange Warrants or Warrant Shares into Exchange Common Stock, the Purchaser will surrender at the principal office of the Exchange Company the Warrants or certificate or certificates evidencing the Warrant Shares duly endorsed or assigned to the Company, and give written notice to the Company at such office that it elects to exchange such Warrants or Warrant Shares (the "Exchange Notice"). Warrants or Warrant Shares will be deemed to have been exchanged immediately prior to the close of business on the day of the surrender for exchange in accordance with the foregoing provisions, and the Person or Persons entitled to receive the Exchange Common Stock issuable upon any such exchange will thereupon be treated for all purposes as the record holder or holders of the Exchange Common Stock. As promptly as practicable on or after the exchange date, the Exchange Company will issue and deliver a certificate or certificates for the number of full shares of Exchange Common Stock issuable upon exchange to the Person or Persons entitled to receive such shares. Upon exchange of any Issued Warrant Shares, the Company will pay or make with respect to Issued Warrant Shares any dividends or other distributions that have been declared on the Warrant Shares in kind or cash, as the case may be. If any Purchaser exchanges its Warrants or Warrant Shares for shares of Exchange Common Stock pursuant to this Section 7.12, such Purchaser will have all of the rights set forth in this Article VII, except that for the purposes of this Article VII the term "Company" will refer instead to the Exchange Company and the term "Registrable Securities" will refer to the shares of Exchange Common Stock held by such Purchaser.

     7.13 Inclusion of Stock Held by Initial Stockholders and Subsequent Stockholders. In connection with any registration effected pursuant to this
Article VII, the Initial Stockholders and Subsequent Stockholders shall be entitled to include in such registration (on the same terms and conditions as Purchasers selling their Registrable Securities in such registration) shares of Common Stock held by such Initial Stockholders and Subsequent Stockholders; provided that any limitation by the underwriter on the number of shares to be underwritten in connection with such registration shall first be applied to the shares so included by such Subsequent Stockholders, and, if a further limitation is required, then to the shares so included by the Initial Stockholders, and provided further that each such right to include shares of Common Stock in a registration pursuant to this Section 7.13 is contingent upon the execution of an agreement to be bound by all other applicable restrictions contained in this Article VII. As among the Initial Stockholders, no Initial Stockholder shall have the opportunity to include in such registration more shares of Common Stock than are included by any other Initial Stockholder. In connection with the foregoing rights, the Initial Stockholders and Subsequent Stockholders shall receive all notices provided for in Section 7.02 and 7.09 hereof in accordance with the time periods set forth therein.

                                   ARTICLE VIII
                      DIRECTORS; VOTING AGREEMENTS


     8.01 Voting Agreement. To ensure compliance with this Article VIII, each of the Stockholders hereby irrevocably covenant and agree to vote, or give or withhold consent with respect to, all shares of Capital Stock now owned or later acquired by each of them, all in accordance with the terms of this Article VIII. A counterpart of this Agreement will be deposited with the Company at its principal place of business or registered office and will be subject to the same right of examination by a stockholder of the Company, in person or by agent or attorney, as are the books and records of the Company.

     8.02     Board of Directors.

          (a) So long as the provisions of this Article VIII remain in effect, each (now or hereafter) party to this Agreement other than the Purchasers will, at the request of FF-ITP or its designee, vote, or give or withhold consent with respect to, all shares of Capital Stock now owned or later acquired by such party so that at all times an individual designated by FF-ITP or its designee will be a director of the Company; provided however, that FF-ITP will not have any obligation to designate or cause any individual to serve on the board of directors of the Company. No director designated by FF-ITP or its designee may be removed without the prior written consent of FF-ITP.

          (b) So long as the provisions of this Article VIII remain in effect, each (now or hereafter) party to this Agreement other than Klein and the Purchasers will, at the request of Klein, vote, or give or withhold consent with respect to, all shares of Capital Stock now owned or later acquired by such party so that at all times an individual designated by Klein will be a director of the Company; provided, however, that Klein will not have any obligation to designate or cause any individual to serve on the board of directors of the Company. No director designated by Klein may be removed without Klein's prior written consent.

          (c) So long as the provisions of this Article VIII remain in effect, each (now or hereafter) party to this Agreement other than Blech and the Purchasers will, at the request of Blech, vote, or give or withhold consent with respect to, all shares of Capital Stock now owned or later acquired by such party so that at all times an individual designated by Blech will be a director of the Company; provided, however, that Blech will not have any obligation to designate or cause any individual to serve on the board of directors of the Company. No director designated by Blech may be removed without Blech's prior written consent.

          (d) So long as the provisions of this Article VIII remain in effect, each (now or hereafter) party to this Agreement other than Kandl and the Purchasers will, at the request of Kandl, vote, or give or withhold consent with respect to, all shares of Capital Stock now owned or later acquired by such party so that at all times Kandl will be a director of the Company; provided, however, that Kandl will not have any obligation to designate or cause himself to serve on the board of directors of the Company. Kandl may not be removed as a director without his prior written consent.

          (e) So long as the provisions of this Article VIII remain in effect, each (now or hereafter) party to this Agreement other than Nice and the Purchasers will, at the request of Nice, vote, or give or withhold consent

       with respect to, all shares of Capital Stock now owned or later acquired by such party so that at all times Nice will be a director of the Company; provided, however, that Nice will not have any obligation to designate or cause himself to serve on the board of directors of the Company. Nice may not be removed as a director without his prior written consent.

          (f) FF-ITP, Klein, Blech, Kandl, or Nice may, at any time, terminate its right to designate a director under this Section 8.02 by providing written notice of such termination to the Company.

          (g) Notwithstanding anything to the contrary in this Section 8.02, so long as the provisions of this Article VIII remain in effect, in the event of any default by the Company in its covenants and obligations specified in Sections 4.01, 4.05 and 4.06 of the Purchase Agreement, and the failure of the Company to cure such default within thirty (30) days after written notice of such default, FF-ITP shall have the right to call a special meeting of stockholders of the Company, to increase the number of directors authorized by the Company's certificate of incorporation and/or bylaws, and to designate such number of nominees to serve as directors of the Company as is equal to a majority of the total number of directors authorized in the Company's certificate of incorporation and bylaws (but only by filling vacancies and not by removing incumbent directors from the Board); each party to this Agreement other than the Purchasers will vote the shares of the Company's Capital Stock now owned or later acquired by such party to cause the increase in the authorized number of directors as designated by FF-ITP and the election of such designees of FF-ITP until the date two (2) years after the date of such special meeting of stockholders. At any time that FF-ITP has nominated a majority of the directors pursuant to this Section 8.02(g), the Company shall use its reasonable efforts to assure that each individual named in Sections 8.02(a)-(e) continues to be elected to the Board, and FF-ITP shall not take, nor will it allow its Board designees to take, any action to impair any party's right to continue to be elected to the Board under Sections 8.02(a)-
(e). To ensure the prompt enforcement of the rights of FF-ITP under this paragraph, each party to this Agreement other than the Purchasers hereby grants FF-ITP an irrevocable proxy to vote such party's shares in the manner and under the circumstances permitted by this paragraph. The parties to this Agreement (other than the Purchasers) agree that this grant of a proxy is coupled with an interest and is irrevocable.

     8.03     Voting Agreement Relating to Board of Directors Matters.

          (a) So long as the provisions of this Article VIII remain in effect, each (now and hereafter) party to this Agreement other than the Purchasers will vote, or give or withhold consent with respect to, all shares of Capital Stock now owned or later acquired by such party so that at all times the director designated by Klein will be elected to the Executive Committee of the Board of Directors of the Company, which shall consist of five directors, two of whom shall be employees or former employees of the Company's operating divisions or Subsidiaries.

          (b) So long as the provisions of this Article VIII remain in effect, each (now and hereafter) party to this Agreement other than the Purchasers will vote, or give or withhold consent with respect to, all shares of Capital Stock now owned or later acquired by such party so that at all times the director designated by Blech will be elected to the Executive Committee of the Board of Directors of the Company, which shall consist of five directors, two of whom shall be employees or former employees of the Company's operating divisions or Subsidiaries.

                (c)  So long as the provisions of this Article VIII remain in effect, each (now and hereafter) party to this Agreement other than the Purchasers will vote, or give or withhold consent with respect to, all shares of Capital Stock now owned or later acquired by such party so that at all times the director designated by FF-ITP or its designee will be elected to the Executive Committee of the Board of Directors of the Company, which shall consist of five directors, two of whom shall be employees or former employees of the Company's operating divisions or Subsidiaries.

          (d) Notwithstanding the establishment of an executive committee, the following decisions shall, at a minimum, always require approval of the board (and not a committee thereof): (1) a consolidation of the Company with one or more corporations having capital stock to form a new consolidation corporation; (2) a merger of the Company into another corporation having capital stock or a business trust having transferable units of beneficial interest or a limited partnership or a limited liability company; (3) a merger of one or more corporations having capital stock into the Company or a merger of one or more business trusts having transferable units of beneficial interest into the Company or a merger of one or more limited partnerships into the Company or a merger of one or more limited liability companies into the Companies; (4) an exchange or issuance of stock in connection with an acquisition transaction by the Company in which the aggregate consideration (including the Fair Market Value of the shares exchanged) exceeds $30 million;
(5) a transfer of all or substantially all of the assets of the Company; (6) an attempt by the Company to redeem or buy back any of the Company's Capital Stock; (7) the issuance by the Company of Capital Stock for a consideration which is unreasonably disproportionate to its fair market value per share, or less than $5.00 per share, except for Permitted Stock; (8) the actual or constructive liquidation of the Company; (9) the dissolution of the Company;
(10) amendments to the certificate of incorporation or the bylaws of the Company; (11) a transaction between the Company and any of its affiliates or subsidiaries or between the Company and any person who is currently serving on the Board of Directors of the Company or is currently serving as an officer or employee of the Company or any of its affiliates or subsidiaries. During any period in which the provisions of Section 8.02(g) have been implemented, the Company shall not have an executive committee of the Board of Directors.

     8.04 Termination. All rights under this Article VIII shall terminate in their entirety on the closing of the Company's initial public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, involving net proceeds to the Company of at least $30,000,000, after deducting applicable underwriters' commissions and discounts.

     8.05 No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked, except by written consent of all of the Stockholders.

     8.06 Restrictive Legend. All certificates representing shares of Capital Stock owned or hereafter acquired by the Stockholders or any transferee of them shall have affixed thereto a legend substantially in the following form:

          "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AGREEMENTS AS SET FORTH IN A STOCKHOLDERS' AGREEMENT BY AND AMONG THE REGISTERED OWNER OF THIS CERTIFICATE, THE COMPANY AND CERTAIN OTHER STOCKHOLDERS OF THE COMPANY, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE SECRETARY OF THE COMPANY."


     8.07 Applicability of Article VIII to Regulated Holders. Anything herein to the contrary notwithstanding, no provision of this Article VIII, other than the provisions of Section 8.06, shall be enforceable by any Regulated Holder or any Affiliate of any Regulated Holder.

                              ARTICLE IX
                             MISCELLANEOUS


     9.01 Default. It is agreed that a violation by any party of the terms of this Agreement cannot be adequately measured or compensated in money damages, and that any breach or threatened breach of this Agreement by a party to this Agreement would do irreparable injury to the nonbreaching party. It is, therefore, agreed that in the event of any breach or threatened breach by a party to this Agreement of the terms and conditions set forth in this Agreement, the nondefaulting party will be entitled, in addition to any and all other rights and remedies that it may have in law or in equity, to apply for and obtain injunctive relief requiring the defaulting party to be restrained from any such breach, or threatened breach or to refrain from a continuation of any actual breach.

     9.02 Integration. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements. This Agreement may not be amended or supplemented except by a writing signed by the Company and the Stockholders in accordance with Section 9.15.

     9.03 Headings. The headings in this Agreement are for convenience and reference only and are not part of the substance of this Agreement. References in this Agreement to Sections and Certificate are references to the Sections and Certificate of this Agreement unless otherwise specified.

     9.04 Severability. The parties to this Agreement expressly agree that it is not their intention to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such policy, rule, regulation, or decision, the provision, section, sentence, word, clause, or combination thereof causing such violation will be inoperative (and in lieu thereof there will be inserted such provision, sentence, word, clause, or combination thereof as may be valid and consistent with the intent of the parties under this Agreement) and the remainder of this Agreement, as amended, will remain binding upon the parties to this Agreement, unless the inoperative provision would cause enforcement of the remainder of this Agreement to be inequitable under the circumstances.

     9.05 Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration, or other communication be given to or served upon any of the parties by another, such notice, demand, request, consent, approval, declaration, or other communication will be in writing and will be deemed to have been validly served, given, or delivered (and "the date of such notice" or words of similar effect will mean the date) five (5) days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon receipt thereof with written acknowledgment of receipt (whether by non-certified mail, telecopy, telegram, express or hand delivery, or otherwise), whichever is earlier, and addressed to the party to be notified as follows:

     If to Creditanstalt, at:    Address of Creditanstalt beneath the
                                 name of Creditanstalt on the signature pages of this Agreement

     with courtesy copies to:    Troutman Sanders LLP
                                 600 Peachtree Street, N. E.
                                 Suite 5200
                                 Atlanta, Georgia  30308-2216
                                 Attn: Hazen H. Dempster, Esquire
                                 Fax (404) 885-3900

     If to the Company, at:      IT Partners, Inc.
                                 9881 Broken Land Parkway
                                 Suite 102
                                 Columbia, MD 21046
                                 Attn: Daniel F. Klein, Chairman of the Board
                                 Fax: (401) 309-9801

     with courtesy copies to:    Swidler & Berlin, Chartered
                                 300 K Street
                                 Washington, D.C. 20007
                                 Attn:      Kenneth I. Schaner, Esquire
                                            Andrew M. Ray, Esquire
                                            Fax: (202) 424-7643

     If to FF-ITP, at:           FF-ITP, L.P.
                                 702 Oberlin Road
                                 Suite 150
                                 Raleigh, North Carolina  27605
                                 Attn: James D. Lumsden
                                 Fax: (919) 743-2501

     with courtesy copies to:    Wyrick, Robbins, Yates & Ponton, L.L.P.
                                 4101 Lake Boone Trail, Suite 300
                                 Raleigh, North Carolina 27607-7506
                                 Attn: James M. Yates, Jr., Esquire
                                 Fax: (919)781-4865

     If to Indosuez, at:         Indosuez IT Partners
                                 1211 6th Avenue
                                 7th Floor
                                 New York, New York  10036
                                 Attn: Michael Arougheti
                                 Fax: (212) 278-2254

     If to Wachovia, at          Wachovia Capital Associates, Inc.
                                 191 Peachtree St., N.E.
                                 Mailcode GA423
                                 Atlanta, Georgia  30303
                                 Attn: Senior Vice President/ITP
                                 Fax: (404) 332-1455

     with courtesy copies to:    Wachovia Capital Associates, Inc.
                                 191 Peachtree St., N.E.
                                 Mailcode GA715
                                 Atlanta, Georgia 30303
                                 Attn: Legal Department/WCA/ITP
                                 Fax: (404) 332-1455

     If to an Initial or Subsequent Stockholder, at: Address of such stockholder beneath the name of such stockholder on the signature pages of this Agreement or to such other address as each party may designate for itself by like notice. Notice to any holder of Registrable Securities will be delivered as set forth above to the address shown on the stock transfer books of the Company or the Warrant Register unless such holder has advised the Company in writing of a different address to which notices are to be sent under this Agreement.

     Failure or delay in delivering the courtesy copies of any notice, demand, request, consent, approval, declaration, or other communication to the persons designated above to receive copies of the actual notice will in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration, or other communication.

     No notice, demand, request, consent, approval, declaration, or other communication will be deemed to have been given or received unless and until it sets forth all items of information required to be set forth therein pursuant to the terms of this Agreement.

     9.06 Successors. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no sale, assignment or other transfer by any party to this Agreement of any of its Capital Stock or rights hereunder to another Person will be valid and effective unless and until the transferee or assignee first executes a joinder agreement a form and substance reasonably satisfactory to the Company agreeing to be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, no party to this Agreement except the shall have the ability to assign its rights under Article II,
Article III, Article IV, Article V and Article VI hereof.

     9.07 Remedies. The failure of any party to enforce any right or remedy under this agreement, or to enforce any such right or remedy promptly, will not constitute a waiver thereof, nor give rise to any estoppel against such party, nor excuse any other party from its obligations under this Agreement. Any waiver of any such right or remedy by any party must be in writing and signed by the party against which such waiver is sought to be enforced.

     9.08 Fees. Any and all fees, costs, and expenses, of whatever kind and nature, including attorneys' fees and expenses, incurred by the Purchasers in connection with the defense or prosecution of any actions or proceedings arising out of or in connection with this Agreement will, to the extent

      provided in this Agreement, be borne and paid by the Company within ten
(10) days of demand by the Purchasers.

     9.09 Counterparts. This Agreement may be executed in any number of counterparts, which will individually and collectively constitute one agreement.

     9.10 Other Business. It is understood and accepted that Purchaser and its Affiliates have interests in other business ventures that may be in conflict with the activities of the Company and that nothing in this Agreement will limit the current or future business activities of such parties whether or not such activities are competitive with those of the Company.

     9.11 Choice of Law. THIS AGREEMENT WILL BE DEEMED TO HAVE BEEN MADE IN DELAWARE, AND WILL BE INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO AND THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED AND PERFORMED THEREIN WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

     9.12 Nominees for Beneficial Owners. In the event that any Registrable Securities are held by a nominee for the beneficial owner of such Registrable Securities, the beneficial owner of Registrable Securities may, at its election, be treated as the holder of such Registrable Securities for purposes of any request or other action by any Purchaser or holder of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any Purchaser or holder of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities. In no event will a Purchaser be required to exercise its Warrant as a condition to the registration of such Warrant or Registrable Securities thereunder.

     9.13 Fiduciary Duties. The Company acknowledges and agrees that, for so long as any Warrant is outstanding and regardless of whether the holder has exercised any portion of its Warrant, (a) the officers and directors of the Company will owe the same duties (fiduciary and otherwise) to the holder as are owed to a stockholder of the Company and (b) the holder will be entitled to all rights and remedies with respect to such duties or that are otherwise available to a stockholder of the Company under the Delaware General Corporation Law, as amended from time to time.

     9.14 Duties Among Purchasers. Each Purchaser agrees that no other Purchaser will by virtue of this Agreement be under any fiduciary or other duty to give or withhold any consent or approval under this Agreement or to take any other action or omit to take any action under this Agreement, and that each other Purchaser may act or refrain from acting under this Agreement as such other Purchaser may, in its discretion, elect.

     9.15 Amendment. This Agreement shall not be modified or amended, nor shall the operation of any provision hereof be waived, except (a) by a writing signed by the party against whom enforcement is sought, or (b) by a writing signed by the Stockholders holding at least a majority of the Capital Stock (on a fully diluted basis), including each Purchaser, which modification or amendment shall be binding upon and is hereby consented to by all Stockholders; provided, however, that the Corporation may add new holders of
its shares as parties to this Agreement as provided herein, which additions are hereby consented to by all Stockholders; and provided further that none of Sections 7.09, 7.13 or Article VIII shall be modified, amended or waived except by a writing signed by all parties to this Agreement or by the party against whom enforcement is sought.

     9.16 Confidentiality. Each Purchaser agrees to keep confidential any information delivered by the Company to such Purchaser under this Agreement that the Company clearly indicates in writing to be confidential information; provided, however, that nothing in this Section 9.16 will prevent such Purchaser from disclosing such information (a) to any Affiliate of such Purchaser or any actual or potential purchaser, participant, assignee, or transferee of such Purchaser's rights or obligations hereunder that agrees to be bound by the terms of this Section 9.16, (b) upon order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such Purchaser, (d) that is in the public domain, (e) that has been obtained from any Person that is not a party to this Agreement or an Affiliate of any such party without breach by such Person of a confidentiality obligation known to such Purchaser, (f) in connection with the exercise of any remedy under this Agreement, or (g) to the certified public accountants for such Purchaser. The Company agrees that such Purchaser will be presumed to have met its obligations under this Section 9.16 to the extent that it exercises the same degree of care with respect to information provided by the Company as it exercises with respect to its own information of similar character.


               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                         COMPANY:

                         IT PARTNERS, INC.


                         BY:
                            ----------------------------------------
                         NAME:____________________________________
                         TITLE:

                         9881 Broken Land Parkway
                         Suite 102
                         Columbia, MD 21046
                         Attn: Daniel F. Klein, Chief Executive Officer
                         Fax: (401) 309-9801


                         CREDITANSTALT:

                         CREDITANSTALT CORPORATE FINANCE, INC.



                         BY:
                            ----------------------------------------
                                Robert M. Biringer
                                Executive Vice President


                         BY:
                            ----------------------------------------
                                Carl Drake

                         Two Greenwich Plaza
                         4th Floor
                         Greenwich, Connecticut  06830
                         Attn:  Lisa Bruno
                         Fax:  (203) 861-6594

                         with copies to:

                         Two Ravinia Drive
                         Suite 1680
                         Atlanta, Georgia  30346
                         Attn:  Carl Drake
                         Fax:   (770) 390-1851


                         FF-ITP:

                         FF-ITP, L.P.

                      BY: Franklin Street/Fairview Capital, L.L.C., its general partner

                      BY:     Franklin Capital, L.L.C.,
                              its manager

                         BY:     ______________________________
                              --------------------------------------
                              James D. Lumsden,
                              Manager

                         702 Oberlin Road
                         Suite 150
                         Raleigh, North Carolina  27605
                         Attn:  James D. Lumsden
                         Fax:  (919) 743-2501


                         INDOSUEZ:

                         INDOSUEZ IT PARTNERS

                         BY:     Indosuez CM II, Inc.
                                 Managing General Partner


                         BY:
                             -------------------------------------
                         NAME:
                         TITLE:


                         BY:
                             --------------------------------------
                         NAME:
                         TITLE:

                         1211 6th Avenue
                         7th Floor
                         New York, New York  10036
                         Attn: Michael Arougheti
                         Fax: (212) 278-2254


                         WACHOVIA:

                         WACHOVIA CAPITAL ASSOCIATES, INC.


                         BY:
                            ---------------------------------
                         NAME:
                         TITLE:

                         Wachovia Capital Associates, Inc.
                         191 Peachtree St., N.E.
                         Mailcode GA423
                         Atlanta, Georgia  30303
                         Attn: Senior Vice President/ITP
                         Fax: (404) 332-1455

                         with copies to:

                         Wachovia Capital Associates, Inc.
                         191 Peachtree St., N.E.
                         Mailcode GA715
                         Atlanta, Georgia 30303
                         Attn: Legal Department/WCA/ITP
                         Fax: (404) 332-1455


                    INITIAL STOCKHOLDERS:


                    Daniel J. Klein



                    ----------------------------------


                    Jamie E. Blech



                    ----------------------------------


                    Martin Kandl



                    ----------------------------------


                    Haeyoung P. Kandl



                    ----------------------------------


                    Stanley Nice




                    ----------------------------------


                    John Clement





                    ----------------------------------


                    SUBSEQUENT STOCKHOLDERS:


                    Christopher Corbett



                    ----------------------------------


                    Merrie Corbett



                    ----------------------------------


                    Thomas Gardner



                    ----------------------------------


                    Charles Schaeffer



                    ----------------------------------


                    Mark Yanson

                        ____________________________________________


                    ----------------------------------


                    Robert Wentworth



                    ----------------------------------


                    Jon DeFina


                    -----------------------------------__________


                    Philip Tomasi


                    _____________________________________________
                    -----------------------------------

                    Charles Menzel


                    ------------------------------------



                    Michael J. Baltosiewich, as Trustee U-A dated 10/20/72



                    --------------------------------------


                    John D. Bamberger, as Trustee U-A dated 11/9/95



                    ---------------------------------------



                    William C. Church



                    ----------------------------------------


                    William C. Fay


                    ----------------------------------------



                    Deborah J. Foy



                    -----------------------------------------



                    William C. Finkenstaedt


                    _____________________________________________
                    ------------------------------------------


                    Robert M. Fraser


                    ------------------------------------------


                    Raymond G. Green


                    ----------------------------------------



                    Carl J. Griffin


                    -----------------------------------------_____


                    Sheree Haladik


                    ------------------------------------------


                    Dirk Kjolhede


                    ------------------------------------------


                    Grant Morisette


                    -----------------------------------------


                    William E. Murray


                    ----------------------------------------



                    Robert M. Roy


                    ---------------------------------------


                    Michael A. Ryan


                    ---------------------------------------

                    Arnold J. Townsend


                    --------------------------------------



                    Alan E. Wise, as Trustee U-A dated 12/13/95


                    --------------------------------------




                    _____________________________________________



                                  Exhibit A

                           STOCKHOLDER AGREEMENT

                    ISSUED AND OUTSTANDING CAPITAL STOCK

                                   as of

                             March 31, 1998


Name of Initial                                   Number of         Number of
 Stockholder         Address                    Shares            Options
----------------        -------                  ----------         ---------
Daniel J. Klein       c/o IT Partners, Inc.
                    9881 Broken Land Pkwy.
                    Suite 102                    10,900 Series A
                    Columbia, MD 21046          550,101 Common       None

Jamie E. Blech   c/o IT Partners, Inc.
                    9881 Broken Land Pkwy.
                    Suite 102                    10,900 Series A
                    Columbia, MD 21046          550,101 Common        None

Martin and
Haeyoung P. Kandl
 (jointly)          10700 Harper Avenue
                    Silver Spring, MD 20901     365,435 Common        None

Stanley Nice        c/o CNS, Inc.
                    100 Ford Road
                    Denville, NJ 07834          159,431 Common        None

John Clement        181 Statesville Quarry Rd.
                    Lafeyette, NJ 07848         151,550 Common        None

  Name of
 Subsequent                                      Number of         Number of
 Stockholder               Address                Shares           Options
---------------            --------              ---------         --------
Christopher and
Merrie Corbett
(jointly)                  c/o A-Com, Inc.
                           4315 Walney Road
                           Suite 100
                           Chantilly, VA 20151

Charles Schaeffer          c/o Financial System Consulting, Inc.
                           One World Trade Center
                           Long Beach, CA  90831

Garrett Schaeffer          c/o Financial System Consulting, Inc.
                           One World Trade Center
                           Long Beach, CA 90831

Mark Yanson                c/o IT Partners, Inc.
                           9881 Broken Land Pkwy.
                           Suite 102
                           Columbia, MD 21046

Robert Wentworth           c/o Incline Corp.
                           2192 Anchor Ct., Ste. B
                           Newbury Park, CA 91320

Jon DeFina                 c/o Incline Corp.
                           2192 Anchor Ct., Ste. B
                           Newbury Park, CA 91320

Philip Tomasi              c/o Incline Corp.
                           2192 Anchor Ct., Ste. B
                           Newbury Park, CA 91320

Charles Menzel             c/o Incline Corp.
                           2192 Anchor Ct., Ste. B
                           Newbury Park, CA 91320

Michael J. Baltosiewich,
 as Trustee U-A dated
 10/20/72                  c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

John D. Bamberger,
 as Trustee U-A
 dated 11/9/95             c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

William C. Church          c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

William C. Fay             c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

Deborah J. Foy             c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

William C. Finkenstaedt    c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

Robert M. Fraser           c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

Raymond G. Green           c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

Carl J. Griffin            c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

Sheree Haladik             c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

Dirk Kjolhede              c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

Grant Morisette            c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

William E. Murray          c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

Robert M. Roy              c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

Michael A. Ryan            c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

Arnold J. Townsend         c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

Alan E. Wise, as Trustee
U-A dated 12/13/95         c/o Sequoia Diversified Products, Inc.
                           107 South Squirrel Rd.
                           Auburn Hills, MI 48326

  Name of                                  Number of       Number of Shares
 Purchaser                 Address           Shares       Subject to Warrants
-----------                -------          ----------    --------------------
Creditanstalt
 Corporate
 Finance, Inc.      Two Ravinia Drive                        412,579 Loan
                    Suite 1680                               Warrant Shares
                    Atlanta, GA 30346
                    Attn: Carl Drake     222,222 Series B    645,587 Issuable
                    Fax: (770) 390-1851  200,000 Series A(1) Warrant Shares(2)


FF-ITP, L.P.        702 Oberlin Road
                    Suite 150                                      515,724
                    Raleigh, NC 27605                              Issuable
                    Attn: James D. Lumsden                         Warrant
                    Fax: (919) 833-9018    110,000 Series A(1)     Shares(2)


Indosuez IT Partners 1211 6th Avenue, 7th Floor
                     New York, NY 10036
                     Attn: Michael Arougheti
                     Fax: (212) 278-2254     431,965 Series B        None



Wachovia Capital
Associates, Inc.     191 Peachtree St., N.E.
                     Mailcode GA423
                     Atlanta, GA  30303
                     Attn: Sr. Vice Pres./ITP
                     Fax: (404) 332-1455     647,948 Series B        None

/TABLE

                                  EXHIBIT B

                               JOINDER AGREEMENT
                                       to
                               Stockholder Agreement
                                       of
                                  IT PARTNERS, INC.

     This Joinder Agreement (the "Joinder") is made as of the      day of
                                                              -----
-------------------- between IT Partners, Inc., a Delaware corporation (the
"Company"), and                       (the "New Stockholder").
                ----------------------

     WHEREAS, the Company and all its stockholders are parties to a certain
Amended and Restated Stockholder Agreement dated March     , 1998 (as amended,
restated, supplemented, or modified from time to time, the "Agreement"), that governs the orderly disposition of shares of the Company's stock, among other matters; and

     WHEREAS, the Agreement permits additional holders or transferees of the Company's shares to become parties to the Agreement upon execution of a joinder agreement in form and substance satisfactory to the Company; and

     WHEREAS, the New Stockholder desires to become a party, and the Company desires that the New Stockholder become a party, to the Agreement;

     NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

     1.     The New Stockholder is hereby made a party to the Agreement with
respect to the                    (     ) shares of the               Stock of
               ------------------- -----                ------------
the Company (the "Stock") owned by the New Stockholder and represented by the
Company's stock certificate no.   , and the New Stockholder hereby consents to
                               ---
be bound by all the terms and conditions of the Agreement.

     2.     [Complete if applicable] The New Stockholder has received the
Stock as a successor, assignee or transferee of                       , which
                                               -----------------------
was a Purchaser under the Agreement.

     3. The New Stockholder has reviewed this Joinder and the Agreement in their entireties, and has had an opportunity to obtain the advice of counsel prior to executing this Joinder and fully understands all provisions of the Joinder and the Agreement.

     4. This Joinder may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have duly executed this Joinder under seal as of the day and year first set forth above.


             "Company"          IT PARTNERS, INC.


[CORPORATE                  By:______________________________
   SEAL]                        -----------------------------
                         Title:




     "New Stockholder"          ------------------------------
                                  (Printed or typed name)


                                 -------------------------------(SEAL)
                                   (Signature)

Address of New Stockholder: